UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2016

Herbalife Ltd.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	1-32381	98-0377871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman Cayman Islands	KY1-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, Results of Operations and Financial Condition.

On November 1, 2016, Herbalife Ltd. (the “Company”) issued a press release announcing its financial results for its fiscal quarter ended September 30, 2016. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information contained in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2016, the Company announced that, effective June 1, 2017 (the “Transition Date”), Richard P. Goudis will become the Chief Executive Officer of the Company and Michael O. Johnson will serve as Executive Chairman of the Company.

Mr. Goudis, 55, has served as the Company’s Chief Operating Officer since 2010, and prior to that served as the Company’s Chief Financial Officer since joining the Company in 2004. Mr. Johnson, 62, has served as the Company’s Chief Executive Officer since 2003 and has served as Chairman of the Board of Directors (the “Board”) of the Company since 2007.

In connection with his appointment, Mr. Goudis, the Company and Herbalife International of America, Inc. (“Herbalife International”) entered into an Amended and Restated Employment, dated as of November 1, 2016 (the “Amended Goudis Agreement”). Pursuant to the Amended Goudis Agreement, effective on the Transition Date, Mr. Goudis will receive an annual salary of $1,000,000 and will be eligible for an annual bonus targeted at 120% of his annual salary. Mr. Goudis will continue to be eligible to participate in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the Board’s Compensation Committee (the “Compensation Committee”). Additionally, on the Transition Date, Mr. Goudis will be entitled to an award of performance share units having a grant date fair value equal to $5,000,000, reduced by the grant date fair value of the equity incentive awards previously granted to Mr. Goudis in 2017 in the ordinary course. Effective on the Transition Date, Mr. Goudis will participate in the Herbalife International of America, Inc. Executive Officer Severance Plan (the “Severance Plan”) in accordance with the terms and conditions thereof (as described below). Prior to the Transition Date, Mr. Goudis will be eligible to receive severance compensation on the same terms and conditions as set forth in his employment agreement as in effect prior to the Amended Goudis Agreement.

On October 31, 2016, the Compensation Committee approved the Severance Plan and designated Mr. Goudis as the sole participant, effective as of the Transition Date. Other executive officers of Herbalife International (other than the Executive Chairman) are eligible to participate in the Severance Plan, subject to being designated to participate by the Compensation Committee. Under the Severance Plan, in the event an executive’s employment is terminated by Herbalife International without “Cause” (as defined in the Severance Plan), other than in connection with the executive’s death or disability, or by the executive for “Good Reason” (as defined in the Severance Plan), the executive will be entitled to: (i) all accrued obligations, (ii) a lump sum severance payment equal to a multiple of the executive’s annualized base salary (2.0x for the Chief Executive Officer, reduced to 1.5x after five years of participation in the Severance Plan), payable on the 60th day following the date of termination, and (iii) a payment of a pro-rata annual cash bonus payment for the fiscal year in which the date of termination occurs (based on the actual performance of Herbalife International over the entire year and the number of days worked by the executive in such year), payable at the same time as bonuses are paid to executives generally for such year. Payment of the severance payments is subject to and conditioned upon the execution of a general release in favor of the Company and additional requirements set forth in the Severance Plan.

In connection with his transition to Executive Chairman, Mr. Johnson, the Company and Herbalife International entered into a Letter Agreement (the “Johnson Letter Agreement”), dated November 1, 2016. Pursuant to the Johnson Letter Agreement, Mr. Johnson’s current employment agreement with the Company and Herbalife International dated as of March 27, 2008 (the “Johnson Agreement”) will terminate and no longer be of any force or effect from and after the Transition Date. In addition, pursuant to the Johnson Letter Agreement, effective on the Transition Date, Mr. Johnson will receive an annual salary of $650,000 and will be eligible for an annual bonus targeted at 80% of his annual salary. Mr. Johnson will continue to be eligible to participate in the Company’s long-term incentive plan, with the size, form, and timing of grants, if any, subject to the approval of the independent members of the Board. The severance entitlements described in the Johnson Agreement will terminate and be of no further force or effect from and after the Transition Date.

Neither of Messrs. Goudis or Johnson is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.    Regulation FD Disclosure.

On November 1, 2016, the Company issued a press release relating to the matters described in Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release issued by Herbalife Ltd. on November 1, 2016

99.2	Press Release issued by Herbalife Ltd. on November 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

November 1, 2016	By:	/s/ Mark J. Friedman
		Name:	Mark J. Friedman
		Title:	General Counsel

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Press Release issued by Herbalife Ltd. on November 1, 2016

99.2	Press Release issued by Herbalife Ltd. on November 1, 2016